K&L | GATES	Kirkpatrick & Lockhart Preston Gates Ellis LLP 1601 K Street NW Washington, DC 20006-1600 T 202.778.9000 www.klgates.com

January 23, 2007

AXA Premier VIP Trust

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

You have requested our opinion, as counsel to the AXA Premier VIP Trust, a Delaware statutory trust (the “VIP Trust”), as to certain matters regarding the shares of the series listed in the attached Schedule A (the “Acquiring Portfolios”), each a series of the Trust, that are to be issued in connection with the reorganization of the series (the “Acquired Portfolios”) of EQ Advisors Trust (the “EQ Trust”) into the Acquiring Portfolios as listed in Schedule A (each, a “Reorganization”). The Reorganizations are provided for in an Agreement and Plan of Reorganization and Termination (the “Agreement”) between the VIP Trust, on behalf of the Acquiring Portfolios, and EQ Trust, on behalf of the Acquired Portfolios. The Agreement provides, with respect to each Reorganization, for the transfer of the Acquired Portfolio’s assets to the Acquiring Portfolio in exchange solely for the issuance of the number of Class A and Class B shares of beneficial interest of the Acquiring Portfolio that is to be determined in the manner specified in the Agreement (the “Shares”) and the Acquiring Portfolio’s assumption of the liabilities of the Acquired Portfolio.

As such counsel, we have examined:

1.	the registration statement on Form N-14 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission (the “SEC”) by the VIP Trust for the purpose of registering the Shares under the Securities Act of 1933, as amended (the “1933 Act”);

2.	the form of the Agreement included in the Registration Statement; and

3.	the Agreement and Declaration of Trust and Bylaws of the VIP Trust.

We have also examined the records of the VIP Trust relating to the trust action that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials and, as to matters of fact that are material to our opinion, we have also examined and relied upon a certificate of an officer of the VIP Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that, with respect to each Reorganization:

1.	The Shares to be issued pursuant to the Agreement have been duly authorized for issuance by the VIP Trust; and

2.	When such Shares have been issued and the consideration for such Shares has been paid in accordance with the Agreement, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the references to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

Kirkpatrick & Lockhart Preston Gates Ellis LLP

SCHEDULE A

PROPOSED REORGANIZATIONS

Acquired Portfolios (each a series of the EQ Trust)	Acquiring Portfolios (each a series of the VIP Trust)
EQ/Small Company Growth Portfolio EQ/Wells Fargo Montgomery Small Cap Portfolio	Multimanager Small Cap Growth Portfolio

EQ/Small Cap Value Portfolio	Multimanager Small Cap Value Portfolio